Exhibit 4.14(b)

DESCRIPTION OF THE 2043 NOTES

The following summary of our 6.875% Senior Notes due 2043 (the “Original 2043 Notes”) is based on and qualified by the Indenture, dated as of February 26, 2013, between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by a first supplemental indenture, dated as of February 26, 2013, and by a second supplemental indenture, dated as of March 14, 2013, and by a third supplemental indenture dated as of October 19, 2016 (such indenture, as so supplemented, the “Indenture”). For a complete description of the terms and provisions of the Company’s notes, refer to the Indenture, which is filed as an exhibit to this Annual Report on Form 10-K and to the Form of 2022 Note, which is filed as an exhibit to the Form 8-K filed with the Securities and Exchange Commission on September 21, 2012. Throughout this exhibit, references to “we,” “our,” and “us” refer to Ashland LLC.

We issued the Original 2043 Notes and issued the exchange of the Original 2043 Notes for an equivalent amount of registered 6.875% Senior Notes due 2043 (the “Exchange 2043 Notes”) under the Indenture. We refer to the Original 2043 Notes and the Exchange 2043 Notes together as the “notes”. In connection with the issuance and sale of the Original 2043 Notes, we entered into two registration rights agreements (the “Registration Rights Agreements”) with the initial purchasers, under which we agreed to use our commercially reasonable efforts to cause to be filed and have declared effective an exchange offer registration statement under the Securities Act and to consummate the exchange offers for such notes. The exchange offers were made pursuant to the registration rights agreements to satisfy our obligations under those agreements.

The indenture governs the obligations of the Company under the notes. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”). The notes are subject to all such terms.

You can find the definitions of certain terms used in this description under “—Certain Definitions.” Defined terms used in this description but not defined below under “—Certain Definitions” or elsewhere in this description have the meanings assigned to them in the indenture.

Principal, Maturity and Interest

The notes will mature on May 15, 2043. Interest on the notes will accrue at a rate of 6.875% per year and will be payable semi-annually in arrears on May 15 and November 15, beginning on November 15, 2013. We pay interest to those persons who were holders of record of the notes on the May 1 and November 1, as the case may be, immediately preceding each applicable interest payment date.

Interest on the notes accrued from the date of original issuance or, if interest had already been paid, from the date it was most recently paid. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

If an interest payment date for the notes falls on a date that is not a Business Day, then interest is paid on the next day that is a Business Day, and no interest on such payment will accrue for the period from and after such interest payment date. If a redemption date, repurchase date or the maturity date for any note falls on a date that is not a Business Day, the related payments of principal, premium, if any, and interest may be made on the next succeeding Business Day, and no additional interest will accumulate on the amount payable for the period from and after such redemption date, repurchase date or maturity date.

The Trustee will initially act as paying agent and registrar for the notes. The notes may be presented for registration of transfer and exchange at the offices of the registrar, which initially will be the paying agent’s corporate trust office. We may change any paying agent and registrar without notice to holders of the notes and we may act as paying agent or registrar. We will pay principal (and premium, if any) on the notes at the principal corporate trust office of the Trustee, as paying agent. At our option, interest may be paid at the paying agent’s corporate trust office or by check mailed to the registered address of the holders.

Methods of Receiving Payments on the Notes

For so long as the notes are represented by global notes registered in the name of DTC or its nominee, all payments on the notes will be made to DTC or its nominee as the registered holder thereof in accordance with applicable DTC procedures. If the global notes are exchanged for definitive notes and a holder of notes has given us wire transfer instructions, we will pay, or cause to be paid by the paying agent, all principal, premium, if any, and interest on such holder’s notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar unless we elect to make interest payments by check mailed to the holders at their address set forth in the register of holders.

Guarantee

The Company’s obligations under the notes and the indenture are guaranteed by Ashland Global Holdings Inc.

Ranking

The notes are unsecured unsubordinated obligations of the Company and rank equally in right of payment with all existing and future unsecured unsubordinated obligations of the Company and senior in right of payment to all existing and future subordinated obligations of the Company. The notes are subordinated to any of our existing and future secured debt to the extent of the value of the assets securing such debt. The notes are structurally subordinated to all existing and future liabilities of our subsidiaries.

Optional Redemption

At our option upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, we may redeem notes, in whole at any time or in part from time to time, as set forth below.

We may, prior to February 15, 2043, redeem the notes at a redemption price equal to the greater of:

•	100% of the principal amount of the notes to be redeemed; and
•

the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (exclusive of interest accrued to the redemption date) from the redemption date through the scheduled maturity date of the notes to be redeemed, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined) plus 50 basis points.

At any time on or after February 15, 2043, we may redeem the notes at a redemption price equal to 100% of the principal amount thereof.

In the case of any redemption, we also will pay accrued and unpaid interest and additional interest, if any, to, but not including, the applicable redemption date (subject to the right of holders of record of such notes on the relevant record date to receive interest due on the relevant interest payment date).

Selection and Notice of Redemption

If we redeem less than all the notes at any time and the notes are in global form held by DTC, DTC will select the notes to be redeemed in accordance with its procedures. If the notes are not in global form held by DTC, the Trustee will select notes either pro rata, by lot or by such other method as the Trustee shall deem appropriate in accordance with industry standards at the time of such redemption.

We will redeem notes of $2,000 or less in whole and not in part. We will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. We may provide in the notice that payment of the redemption price and performance of our obligations with respect to the redemption or purchase may be performed by another Person. Any notice of redemption may be given prior to the completion of any event or transaction related to such redemption, and any such redemption or notice may, at our discretion, be subject to one or more conditions precedent. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in our discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date so delayed.

If the notes are to be redeemed in part only, the notice of redemption that relates to the notes will state the portion of the principal amount thereof to be redeemed. We will issue a new note in a principal amount equal to the unredeemed portion of the original note in the name of the holder upon cancellation of the original note. Subject to the satisfaction or waiver of any condition to such redemption, notes called for redemption become due on the date fixed for redemption. On and after such date, unless we default in payment of the redemption price on such date, interest ceases to accrue on the notes or portions thereof called for such redemption.

Mandatory Redemption; Sinking Fund

We are not required to make mandatory redemption or sinking fund payments with respect to the notes.

Change of Control

Upon the occurrence of a Change of Control Repurchase Event with respect to the notes, each holder of notes will have the right to require us to repurchase all or any part of such holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest and additional interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), except to the extent we have previously or concurrently elected to redeem the notes as described under “—Optional Redemption.”

Within 30 days following any Change of Control Repurchase Event with respect to the notes, except to the extent that we have exercised our right to redeem the notes by delivery of a notice of redemption as described under “—Optional Redemption,” we shall mail a notice (a “Change of Control Offer”) to each holder of notes with a copy to the Trustee stating:

(1)

that a Change of Control Repurchase Event has occurred with respect to the notes and that such holder has the right to require us to repurchase such holder’s notes at a repurchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest and additional interest, if any, to the date of repurchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date);

(2)	the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and
(3)	the instructions determined by us, consistent with this covenant, that a holder must follow in order to have its notes purchased.

A Change of Control Offer may be made in advance of a Change of Control Repurchase Event, and conditioned upon such Change of Control Repurchase Event, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

In addition, we will not be required to make a Change of Control Offer with respect to the notes upon the consummation of a Change of Control Repurchase Event if a third party makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by us and purchases all notes properly tendered and not withdrawn under such Change of Control Offer.

Notes repurchased by us pursuant to a Change of Control Offer will have the status of notes issued but not outstanding or will be retired and canceled at the option of the Company. Notes purchased by a third party pursuant to the preceding paragraph will have the status of notes issued and outstanding.

We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under this covenant by virtue thereof.

The provisions under the indenture relating to our obligation to make an offer to repurchase the notes as a result of a Change of Control Repurchase Event may be waived or modified with the written consent of the holders of a majority in aggregate principal amount of the notes .

Certain Covenants

Restrictions on Secured Debt

The indenture provides that, after the Issue Date, neither the Company nor any Subsidiary (other than an Excluded Subsidiary) will create, incur, issue, assume or guarantee any Indebtedness secured by a mortgage, security interest, pledge or lien (which we refer to herein, collectively, as a “Mortgage”) on or upon any of their property or assets (which we refer to herein, collectively, as “Property”), whether owned at the date of the indenture or acquired after the date of the indenture, without ensuring that the notes (together with, if we choose, any other Indebtedness created, issued, assumed or guaranteed by the Company or any Subsidiary then existing or thereafter created) will be secured by such Mortgage equally and ratably with (or, at our option, prior to) such Indebtedness. This restriction will not apply to Indebtedness secured by any of the following:

(1)

Mortgages on any Property acquired, leased, constructed or improved by, or on any shares of Capital Stock or Indebtedness acquired by, us or any Subsidiary after the date of the indenture to secure Indebtedness incurred for the purpose of financing or refinancing all or any part of the purchase price of such Property, shares of Capital Stock or Indebtedness or of the cost of any construction or improvements on such Property, including Mortgages created as a result of an acquisition by way of Capital Lease, in each case, to the extent that the Indebtedness is incurred prior to or within one year after the applicable acquisition, lease, completion of construction or improvement or beginning of commercial operation of such Property, as the case may be, provided, however, for the avoidance of doubt, that any improvements that become subject to any pre-existing Mortgage on the Property to which such improvements are made need not be completed within one year after the incurrence of the Indebtedness giving rise to such Mortgage;

(2)

Mortgages on any Property, shares of Capital Stock or Indebtedness existing at the time we or any Subsidiary acquire any of the same and on any subsequent improvements to such Property, provided, however, that any such Mortgage in respect of Indebtedness existing at the time of acquisition of any such Property may apply to any subsequent improvements to such Property;

(3)

Mortgages on Property of a Person existing at the time we or any Subsidiary merge or consolidate with such Person or at the time we or any Subsidiary acquire all or substantially all of the Properties or Capital Stock of such Person;

(4)

Mortgages on (a) any Property of, or shares of Capital Stock or Indebtedness of, a Person existing at the time such Person becomes a Subsidiary or (b) any shares of Capital Stock or Indebtedness of a Joint Venture;

(5)	Mortgages in favor of us or any Subsidiary;
(6)

Mortgages in favor of the United States or any state thereof, or political subdivision of the United States or any state thereof, or any department, agency or instrumentality of the United States or any state thereof or any such political subdivision, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure Indebtedness incurred or guaranteed to finance or refinance all or any part of the purchase price of the Property, shares of Capital Stock or Indebtedness subject to any such Mortgage, or the cost of constructing or improving the Property subject to such Mortgage;

(7)	Mortgages to secure the Credit Agreement;
(8)	Mortgages on accounts receivables and related assets of the Company and its Subsidiaries pursuant to Qualified Receivables Financing;
(9)

Mortgages securing industrial revenue, pollution control or similar bonds issued or guaranteed by the United States or any state thereof, or political subdivision of the United States or any state thereof, or any department, agency or instrumentality of the United States or any state thereof or any such political subdivision;

(10)

Mortgages securing obligations owed in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearinghouse transfers of funds; and

(11)

extensions, renewals or replacements of any Mortgage existing on the date of the indenture (excluding Indebtedness under the Credit Agreement) or any Mortgage referred to above; provided, however, that the principal amount of Indebtedness secured thereby may not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement (other than any increases attributable to (a) any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness so refinanced, (b) the amount of any premium reasonably determined by the Board of Directors of the Company as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase and (c) any expenses incurred in connection with such refinancing), and such extension, renewal or replacement will be limited to all or a part of the Property (plus improvements and construction on such Property), shares of Capital Stock or Indebtedness which was subject to the Mortgage so extended, renewed or replaced.

Notwithstanding the restrictions described above, we and any of our Subsidiaries may, without having to equally and ratably secure the notes, issue, assume or guarantee Indebtedness secured by a Mortgage not excepted from the foregoing restriction, if at the time of such issuance, assumption or guarantee, after giving effect thereto and to the retirement of any Indebtedness which is concurrently being retired, the aggregate principal amount of all such Indebtedness secured by Mortgages which would otherwise be subject to such restriction (other than any Indebtedness secured by Mortgages permitted as described in clauses (1) through (11) of the immediately preceding paragraph) plus the aggregate amount (without duplication) of all Attributable Debt of the Company and any of its Subsidiaries (other than Excluded Subsidiaries) in respect of Sale and Lease-Back Transactions (with the exception of such transactions which are permitted under clauses (1) and (2) of the first sentence of the first paragraph under “—Restrictions on Sale and Lease-Back Transactions” below) does not exceed 15% of Consolidated Net Tangible Assets of the Company.

Restrictions on Sale and Lease-Back Transactions

The indenture provides that neither the Company nor any of its Subsidiaries (other than Excluded Subsidiaries) will enter into any Sale and Lease-Back Transaction with respect to any of their Property unless:

(1)

the Company or such Subsidiary is entitled under the provisions described in clause (1) or clause (6) in the first paragraph under “—Restrictions on Secured Debt” to create, issue, assume or guarantee Indebtedness secured by a Mortgage on the Property to be leased without having to equally and ratably secure the notes;

(2)

the Company or such Subsidiary applies an amount (equaling at least the greater of the net proceeds of the sale of Property or the Attributable Debt in respect of such Sale and Lease-Back Transaction) within a period commencing one year prior to the consummation of such Sale and Lease-Back Transaction and ending one year after the consummation thereof, to make non-mandatory prepayments on Long-Term Indebtedness, retire Long-Term Indebtedness or acquire, construct or improve long-term assets; or

(3)

the Attributable Debt of the Company or such Subsidiary in respect of such Sale and Lease-Back Transaction and all other Sale and Lease-Back Transactions entered into after the Issue Date (other than any such Sale and Lease-Back Transaction as would be permitted as described in clauses (1) and (2) of this sentence), plus the aggregate principal amount (without duplication) of Indebtedness secured by Mortgages then outstanding (not including any such Indebtedness secured by Mortgages described in clauses (1) through (11) of the first paragraph under the heading “—Restrictions on Secured Debt”) which do not equally and ratably secure the notes (or secure the notes on a basis that is prior to other Indebtedness secured thereby), would not exceed 15% of Consolidated Net Tangible Assets of the Company.

Consolidation, Merger and Sale of Assets

The indenture provides that we may consolidate or merge with or into any other corporation, or lease, sell or transfer all or substantially all of our property and assets if:

(1)

the corporation formed by such consolidation or into which we are merged, or the party which acquires by lease, sale or transfer all or substantially all of our property and assets is a corporation organized and existing under the laws of the United States, any state in the United States or the District of Columbia;

(2)

the corporation formed by such consolidation or into which we are merged, or the party which acquires by lease, sale or transfer all or substantially all of our property and assets, agrees to pay the principal of, and any premium and interest on, the notes, perform and observe all covenants and conditions of the indenture by executing and delivering to the Trustee a supplemental indenture and assumes all of the Company’s obligations under the Registration Rights Agreement; and

(3)

immediately after giving effect to such transaction and treating Indebtedness which becomes our obligation or an obligation of a Subsidiary (other than an Excluded Subsidiary) as a result of such transaction as having been incurred by us or such Subsidiary at the time of such transaction, no Default or Event of Default has happened and is continuing.

This covenant will not prevent any consolidation, merger, lease, sale, transfer or other disposition of property solely between or among us and our Subsidiaries (other than an Excluded Subsidiary).

In the event that we consolidate with or merge with or into another corporation or sell substantially all of our assets to any other corporation in compliance with the foregoing limitations, the surviving entity (if other than us) will be substituted for us under the indenture, and we will be discharged from all of our obligations under the indenture.

Future Guarantors

The indenture provides that the Company will cause each Wholly Owned Domestic Subsidiary of the Company other than, at the election of the Company, an Excluded Subsidiary, that incurs, as an issuer, co-issuer, borrower or guarantor of, any Capital Markets Debt after the Issue Date, in an amount that, together with any other such Indebtedness (excluding any Indebtedness incurred as permitted pursuant to the definition of Credit Agreement) issued, co-issued or guaranteed by such Wholly Owned Domestic Subsidiary and then outstanding, exceeds at the time of such incurrence, 15% of Consolidated Net Tangible Assets of the Company, to execute and deliver to the Trustee a supplemental indenture joining such Subsidiary to the indenture, pursuant to which such Subsidiary will guarantee payment of the notes (each such guarantee of the notes, a “Subsidiary Guarantee”) for so long as such Indebtedness giving rise to such guarantee obligation remains an obligation of such Subsidiary. In addition, the Company may cause other Subsidiaries to guarantee the notes at its option. The Subsidiary Guarantee of any such Subsidiary will be released upon:

(A)

the sale or disposition (whether by merger, stock purchase, asset sale or otherwise) of a Subsidiary guarantor (or all or substantially all its assets or its Capital Stock) to a person which is not (after giving effect to such transaction) a Subsidiary or the Company;

(B)	any Subsidiary becoming an Excluded Subsidiary;
(C)	discharge of the indenture or legal defeasance or covenant defeasance; or
(D)

any Subsidiary guarantor ceasing to guarantee or be the issuer or borrower of all Capital Markets Debt in excess of the dollar threshold specified above; and in each such case such Subsidiary shall be deemed automatically and unconditionally released and discharged from all the Subsidiary’s obligations under the guarantee with respect to the notes without any further action required on the part of the Subsidiary, the Company, the Trustee or any holder of the notes. In the event of the sale or disposition (whether by merger, stock purchase, asset sale or otherwise) of a Subsidiary (or all or substantially all its assets or its Capital Stock) to a person which is not (after giving effect to such transaction) a Subsidiary or the Company, such person shall not be subject to the Subsidiary’s obligations under the guarantee.

Events of Default

An “Event of Default” is defined in the indenture as being:

(1)	a failure to pay interest upon the notes that continues for a period of 30 days after payment is due;
(2)	a failure to pay the principal or premium, if any, on the notes when due upon maturity, redemption, acceleration or otherwise;
(3)

a failure by us or any Subsidiary to comply with any agreements contained in the indenture applicable to the notes for a period of 90 days after written notice to us of such failure from the Trustee (or to us and the Trustee from the holders of at least 25% of the principal amount of the notes to which such agreements relate);

(4)

the failure by us or any Subsidiary to pay any Indebtedness (other than Indebtedness owing to the Company or a Subsidiary) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $100.0 million or its foreign currency equivalent; or

(5)	certain events of bankruptcy, insolvency or reorganization relating to us.

The indenture provides that if there is a continuing Event of Default with respect to the notes, either the Trustee or the holders of at least 25% of the outstanding principal amount of the notes affected thereby may declare the principal amount of all of the notes to be due and payable immediately. However, at any time after the Trustee or the holders, as the case may be, declare an acceleration with respect to the notes, but before the applicable person has obtained a judgment or decree based on such acceleration, the holders of a majority in principal amount of the outstanding notes affected thereby may, under certain conditions, cancel such acceleration if we have cured all Events of Default (other than the nonpayment of accelerated principal) with respect to such notes or all such Events of Default have been waived as provided in the indenture. For information as to waiver of defaults, see “—Modification and Waiver.”

The indenture provides that, subject to the duties of the Trustee to act with the required standard of care, if there is a continuing Event of Default with respect to the notes, the Trustee need not exercise any of its rights or powers under the indenture at the request or direction of any of the holders of notes unless such holders have offered to the Trustee security or indemnity reasonably satisfactory to it. Subject to such provisions for security or indemnification of the Trustee and certain other conditions, the holders of a majority in principal amount of the notes affected thereby will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power the Trustee holds with respect to the notes.

No holder of any note will have any right to institute any proceeding with respect to the indenture or for any remedy under the indenture unless:

(1)	the Trustee has failed to institute such proceeding for 60 days after the holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the notes;
(2)

the holders of at least 25% in principal amount of the outstanding notes affected thereby have made a written request and offered security or indemnity reasonably satisfactory to the Trustee to institute such proceeding as Trustee; and

(3)	the Trustee has not received from the holders of a majority in principal amount of the outstanding notes affected thereby a direction inconsistent with such request.

However, the holder of any note will have an absolute and unconditional right to receive payment of the principal of, and any premium or interest on, such note on or after the date or dates they are to be paid as expressed in such note and to institute suit for the enforcement of any such payment.

We are required to furnish to the Trustee annually a statement as to the absence of certain defaults under the indenture. The indenture provides that the Trustee need not provide notice to holders of notes of any default (other than the nonpayment of principal or any premium or interest) if it considers it in the interest of the holders of notes not to provide such notice.

Modification and Waiver

We and the Trustee may modify or amend the indenture, including to release Subsidiary Guarantees (if any), with respect to the notes with the consent (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) of the holders of a majority of the principal amount of the notes then outstanding affected by the modification or amendment. However, no such modification or amendment may, without the consent of the holders of all then outstanding notes affected thereby:

(1)	change the due date of the principal of, or any installment of principal of or interest on, the notes;
(2)	reduce the principal amount of, or any premium or interest rate on, the notes;
(3)	change the place or currency of payment of principal of, or any premium or interest on, the notes;
(4)	impair the right to institute suit for the enforcement of any payment on or with respect to the notes after the due date thereof; or
(5)

reduce the percentage in principal amount of the notes then outstanding, the consent of whose holders is required for modification or amendment of the indenture, for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults.

The holders of a majority of the principal amount of the notes then outstanding may waive future compliance by us with certain restrictive covenants of the indenture with respect to the notes. The holders of at least a majority in principal amount of the notes then outstanding affected thereby may waive any past default under the indenture, except a failure by us to pay the principal of, or any premium or interest on, any notes or a provision that cannot be modified or amended without the consent of the holders of all notes then outstanding. Any such waiver may be obtained in connection with a purchase of, or tender offer or exchange offer for, notes.

The Company will not, and the Company will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, including any related tender offer consideration, whether by way of interest, fee or otherwise, to any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless the same consideration is offered to be paid or agreed to be paid to all holders of the notes affected thereby that consent, waive or agree to amend such term or provision within the time period set forth in the solicitation documents relating to the consent, waiver or amendment. When determining “reasonably equivalent consideration” the Company may without limitation consider the relative trading values, remaining life and/or yield to maturity of the notes.

Satisfaction and Discharge

The indenture provides that we may be discharged from any and all obligations in respect of the notes (except for certain obligations to register the transfer or exchange of notes, to replace stolen, destroyed, lost or mutilated notes, to maintain paying agencies, to compensate and indemnify the Trustee or to furnish the Trustee (if the Trustee is not the registrar) with the names and addresses of holders of notes). We will be so discharged when (1) all of the notes have been delivered to the Trustee for cancellation or (2) all of the notes not previously delivered for cancellation (a) have become due and payable or (b) have been called for redemption or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in our name, and at our expense, and we have irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be.

Defeasance

The indenture provides that, upon compliance with certain conditions with respect to the notes, at our election:

•

we may terminate all our obligations under the notes and the indenture (except as to (i) rights of registration of transfer, substitution and exchange of the notes and our right of optional redemption, (ii) rights of holders to receive payment of principal of, premium, if any, and interest on such notes (but not the purchase price referred to under “—Change of Control” and any rights of the holders with respect to such amount), (iii) the rights, obligations and immunities of the Trustee under the indenture and (iv) certain other specified provisions in the indenture) (“legal defeasance”); or

•

we may omit to comply with the covenants described under “—Certain Covenants—Restrictions on Secured Debt,” “—Certain Covenants—Restrictions on Sale and Lease-Back Transactions,” “—Future Guarantors” and “—Change of Control” (all other obligations under the notes will remain in full force and effect), and any omission to comply with those covenants will not constitute an Event of Default with respect to the notes (“covenant defeasance”).

The conditions include:

•

depositing with the Trustee money and/or securities of the U.S. government in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay each installment of principal of, and any premium and interest on, the notes on the due dates for those payments in accordance with the terms of the notes; and

•

delivering to the Trustee an Opinion of Counsel to the effect that the holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit and related legal defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related legal defeasance or covenant defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable U.S. federal income tax law).

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our rights of discharge, legal defeasance or covenant defeasance, any Subsidiary Guarantee then in effect automatically shall be released without any further action on the part of such Subsidiary, the Company, the Trustee or any holder of notes.

Covenant Defeasance and Certain Events of Default

If we exercise our option to effect a covenant defeasance with respect to the notes as described above and the notes are thereafter declared due and payable because of an Event of Default (other than an Event of Default caused by failing to comply with the covenants that are defeased), the amount of money and securities we have deposited with the Trustee would be sufficient to pay amounts due on the notes on their respective due dates but may not be sufficient to pay amounts due on the notes at the time of acceleration resulting from such Event of Default. However, we would remain liable for such payments.

The Trustee and Paying Agent

U.S. Bank National Association is the Trustee under the indenture. The Trustee and its affiliates have engaged, currently are engaged, and may in the future engage in financial or other transactions with the Company and its affiliates in the ordinary course of their respective businesses, subject to the TIA.

Except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the indenture. If an Event of Default shall have occurred and continues that is actually known to the Trustee, the Trustee will exercise such of the rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided. Unless the context otherwise requires, an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP.

“Attributable Debt” means, in the context of a Sale and Lease-Back Transaction, what we believe in good faith to be the present value, discounted at the interest rate implicit in the lease involved in such Sale and Lease-Back Transaction, of the lessee’s obligation under the lease for rental payments during the remaining term of such lease, as it has been extended. In the case of any lease that is terminable by the lessee upon the payment of a penalty, the net amount of rent will be the lesser of (x) the net amount determined assuming termination upon the first date the lease may be terminated (in which case the net amount will also include the amount of the penalty, but will not include any rent that would be required to be paid under the lease subsequent to the first date upon which it may be so terminated) or (y) the net amount determined assuming no such termination. For purposes of this definition, any amounts lessee must pay, whether or not designated as rent or additional rent, on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges or any amounts lessee must pay under the lease contingent upon the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges are not included in the determination of lessee’s obligations under the lease.

“Board of Directors” means, as to any Person, the board of directors or supervisory board of such Person, or equivalent governing body (or, if such Person is a partnership or limited liability company, the board of directors or other governing body of the general partner or manager of such Person) or any duly authorized committee thereof.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banking institutions in New York City are authorized or required by law or executive order to close.

“Capital Lease” means a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with generally accepted accounting principles in effect in the United States as of the date of the indenture.

“Capital Markets Debt” means any debt securities evidenced by notes, bonds or debentures (excluding, for the avoidance of doubt, any term loan, revolving loan or Qualified Receivables Financing) issued in the capital markets by the Company or any Subsidiary, whether issued in a public offering or private placement, including pursuant to Section 4(2) of the Securities Act or Rule 144A, Regulation S or Regulation D under the Securities Act.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, but excluding any debt securities convertible into such equity.

“Cash Equivalents” means (a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof; (b) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) is organized under the laws of the United States, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1.0 billion, in each case with maturities of not more than 180 days from the date of acquisition thereof; (c) commercial paper issued by any Person organized under the laws of any state of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 270 days from the date of acquisition thereof; (d) investments, classified in accordance with GAAP as current assets of the Company or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940 the portfolios of which are limited solely to investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition; (e) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (b) above; and (f) in the case of any Foreign Subsidiary, investments which are similar to the items specified in subsections (a) through (e) of this definition made in the ordinary course of business.

“Change of Control” means the occurrence of any of the following:

(1)

the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the property and assets of the Company and its Subsidiaries, taken as a whole, to any Person other than the Company or any of its Subsidiaries (other than an Excluded Subsidiary); or

(2)

the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of acquisition, merger, amalgamation, consolidation, transfer, conveyance or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company, other than by virtue of (a) the imposition of a holding company or (b) the reincorporation of the Company in another jurisdiction, if in the case of either (a) or (b) the beneficial owners of the Voting Stock of the Company immediately prior to such transaction directly or indirectly hold a majority of the voting power of the Voting Stock of such holding company or reincorporation entity immediately thereafter.

“Change of Control Offer” has the meaning ascribed to such term under “—Change of Control.”

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Ratings Event.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

“Comparable Treasury Price” means, with respect to any date of redemption, (1) the average of two Reference Treasury Dealer Quotations for the date of redemption, after excluding the highest and lowest Reference Treasury Dealer Quotations or (2) if the Quotation Agent obtains fewer than four Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

“Consolidated EBITDA” means, in respect of any Person for any period, the consolidated operating income plus consolidated depreciation, amortization and other non-cash charges and losses and minus consolidated non-cash credits, gains and income, in each case of such Person and its Subsidiaries for such period; it being understood that such amounts may be determined on a combined basis for a disposed group.

“Consolidated Net Secured Leverage Ratio” means the ratio of the aggregate of all consolidated Secured Indebtedness of such Person and its Subsidiaries (less any unrestricted cash and Cash Equivalents) at the end of the most recent fiscal period for which financial information in respect thereof is available immediately preceding the date of the transaction giving rise to the need to calculate such amount to the aggregate Consolidated EBITDA of such Person for the prior four fiscal quarters (treated as one period) for which financial information in respect thereof is available immediately preceding such date, and in each case, calculated on a pro forma basis.

“Consolidated Net Tangible Assets” means, with respect to any Person, the Total Assets of such Person and its Subsidiaries less goodwill and intangibles (other than intangibles arising from, or relating to, intellectual property, licenses or permits (including, but not limited to, emissions rights) of such Person), in each case calculated in accordance with GAAP, provided that in the event that such Person or any of its Subsidiaries assumes or acquires any assets in connection with the acquisition by such Person and its Subsidiaries of another Person subsequent to the commencement of the period for which the Consolidated Net Tangible Assets is being calculated but prior to the event for which the calculation of the Consolidated Net Tangible Assets is made, then the Consolidated Net Tangible Assets shall be calculated giving pro forma effect to such assumption or acquisition of assets, as if the same had occurred at the beginning of the applicable period.

“Credit Agreement” means (x) the credit agreement, dated as of August 23, 2011, among the Company, the lenders party thereto, The Bank of Nova Scotia, as administrative agent, swing line lender and L/C issuer and the other agents, arrangers and lenders party thereto, together with any related documents (including any security documents and guarantee agreements), as the same may be amended, modified, supplemented, extended, renewed, refinanced, replaced or substituted from time to time (which for the avoidance of doubt includes the proposed credit facility refinancing) and (y) any other Indebtedness of the Company, in an aggregate amount outstanding at any time under clauses (x) and (y) not to exceed the greater of (A) $4,150.0 million and (B) an amount such that the Consolidated Net Secured Leverage Ratio of the Company shall not exceed 2.50:1.00. Notwithstanding the foregoing, the maximum amount of secured Indebtedness that may be incurred pursuant to clause (7) of “—Certain Covenants—Restrictions on secured debt” as a result of clause (B) above shall not be deemed to be exceeded with respect to any Indebtedness incurred to refinance any outstanding Indebtedness if such outstanding Indebtedness was permitted to be incurred under clause (B) at the time of original incurrence.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Domestic Subsidiary” means a Subsidiary that is not a Foreign Subsidiary.

“DTC” means The Depository Trust Company.

“Event of Default” has the meaning set forth under “—Events of Default.”

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Subsidiary” means (i) any Receivables Subsidiary, (ii) any Qualified Non-Recourse Subsidiary, (iii) any Special Purpose Subsidiary and (iv) any Foreign Subsidiary.

“Foreign Subsidiary” means a Subsidiary not organized or existing under the laws of the United States of America or any state or territory thereof or the District of Columbia and any direct or indirect Subsidiary of such Subsidiary.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect from time to time. At any time after the Issue Date, the Company may irrevocably elect to apply International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board in lieu of GAAP and, upon any such election, references in this indenture to GAAP shall thereafter be construed to mean IFRS as in effect from time to time. The Company shall give notice of any such election to the Trustee.

“Indebtedness” means indebtedness for borrowed money.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Issue Date” means the date on which the notes are initially issued.

“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, association, partnership or any other entity which, in each case, is not a Subsidiary or any of its Subsidiaries but in which the Company or a Subsidiary has a direct or indirect equity or similar interest.

“Long-Term Indebtedness” means any Indebtedness maturing by its terms more than one year from its date of issuance (notwithstanding that any portion of such Indebtedness is included in current liabilities).

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof. “Mortgage” has the meaning set forth under “—Certain Covenants—Restrictions on Secured Debt.”

“Officer” means the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer, any Assistant Treasurer, any Financial Director or the Secretary or Assistant Secretary of any Person (or, with respect to a Person that is a limited partnership, the general partner of such Person), or any other officer designated by the Board of Directors serving in a similar capacity.

“Officer’s Certificate” means a certificate signed on behalf of any Person by an Officer of such Person, who must fulfill the function of the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of such Person, which meets the requirements set forth in the indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or to the Trustee.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Property” has the meaning set forth under “—Certain Covenants—Restrictions on Secured Debt.”

“Qualified Non-Recourse Debt” means Indebtedness that (1) is (a) incurred by a Qualified Non-Recourse Subsidiary to finance (whether prior to or within one year after) the acquisition, lease, construction, repair, replacement or improvement of any Property (real or personal) or equipment (whether through the direct purchase of Property or the Capital Stock of any Person owning such Property and whether in a single acquisition or a series of related acquisitions) or (b) assumed by a Qualified Non-Recourse Subsidiary, (2) is non-recourse to the Company and (3) is non-recourse to any Subsidiary that is not a Qualified Non-Recourse Subsidiary.

“Qualified Non-Recourse Subsidiary” means (1) a Subsidiary that is formed or created after the Issue Date in order to finance an acquisition, lease, construction, repair, replacement or improvement of any Property or equipment (directly or through one of its Subsidiaries) that secures Qualified Non-Recourse Debt and (2) any Subsidiary of a Qualified Non-Recourse Subsidiary.

“Qualified Receivables Financing” means the securitization of accounts receivables and related assets of the Company and its Subsidiaries on customary market terms (including, without limitation, Standard Securitization Undertakings and a Receivables Repurchase Obligation) as determined in good faith by the Company to be in the aggregate commercially fair and reasonable to the Company and its Subsidiaries taken as a whole. For the avoidance of doubt, the Company’s accounts receivable securitization facility entered into on August 31, 2012 constitutes a Qualified Receivables Financing.

“Quotation Agent” means one of the Reference Treasury Dealers appointed by the Company as Quotation Agent.

“Rating Agency” means (1) S&P, (2) Moody’s or (3) if either of S&P or Moody’s shall not then exist, a nationally recognized securities rating agency or agencies, as the case may be, selected by the Company, which shall be substituted for S&P or Moody’s, as the case may be.

“Ratings Event” means with respect to the notes at any time from or after the occurrence of a Change of Control and until the earlier to occur of (x) 60 days after the later of (i) the occurrence of a Change of Control or (ii) public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by either of the Rating Agencies) and (y) both Rating Agencies publicly issuing or reaffirming an Investment Grade Rating on the notes following such Change of Control, the notes have a below Investment Grade Rating by both Rating Agencies.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Subsidiary of the Company (or another Person formed for the purposes of engaging in Qualified Receivables Financing with the Company in which the Company or any Subsidiary makes an investment and to which the Company or any Subsidiary transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Company and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Company (as provided below) as a Receivables Subsidiary and:

(a)

no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any other Subsidiary (excluding guarantees of obligations (other than the principal of and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Company or any other Subsidiary in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Company or any other Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(b)

with which neither the Company nor any other Subsidiary has any material contract, agreement, arrangement or understanding other than on terms which the Company reasonably believes to be no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not affiliates of the Company; and

(c)	to which neither the Company nor any other Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

The foregoing conditions shall not be violated by reason of any contractual obligation on the part of the Company to maintain the solvency of any Receivables Subsidiary on terms that the Company has determined in good faith to be reasonably necessary to facilitate a Qualified Receivables Financing. Any such designation by the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions. For the avoidance of doubt, CVG Capital III LLC, an indirect subsidiary of the Company, constitutes a Receivables Subsidiary.

“Reference Treasury Dealer” means (1) Citigroup Global Markets Inc. and its successors, unless any of them ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), in which case we shall substitute another Primary Treasury Dealer and (2) three other Primary Treasury Dealers selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding that redemption date.

“S&P” means Standard & Poor’s Ratings Group or any successor to the rating agency business thereof.

“Sale and Lease-Back Transaction” means the leasing by the Company or any Subsidiary of any Property, whether owned at the date of the indenture or acquired after the date of the indenture (except for temporary leases for a term, including any renewal term, of up to three years and except for leases between us and any Subsidiary or between Subsidiaries), which Property has been or is to be sold or transferred by the Company or such Subsidiary to any party with the intention of taking back a lease of such Property.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness secured by a Mortgage.

“Special Purpose Subsidiary” means any Subsidiary whose material assets are comprised solely of the Capital Stock of a Joint Venture, where the pledge of such Capital Stock would be prohibited by any contractual requirement pertaining to such Joint Venture.

“Standard Securitization Undertakings” means representations, warranties, undertakings, covenants, indemnities and guarantees of performance entered into by the Company or any Subsidiary which the Company has determined in good faith to be customary in a Qualified Receivables Financing.

“Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Voting Stock thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this “Description of the 2043 Notes” shall refer to a Subsidiary or Subsidiaries of the Company.

“Total Assets” means, with respect to any Person, the total consolidated assets of such Person and its Subsidiaries, without giving effect to any amortization of the amount of intangible assets since the Issue Date, (x) as shown on the most recent balance sheet of such Person, or (y) in regards to the Company only, as shown on the most recent balance sheet of the Company.”

“Treasury Rate” means, with respect to any date of redemption, the rate per year equal to: (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the applicable Comparable Treasury Issue; provided that, if no maturity is within three months before or after the remaining term of the notes to be redeemed, yields for the two published maturities most closely corresponding to the applicable Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from those yields on a straight-line basis, rounding to the nearest month; or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the applicable Comparable Treasury Issue, calculated using a price for the applicable Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that date of redemption.

“Voting Stock” of any Person means the Capital Stock of such person that is at the time entitled to vote generally in the election of the Board of Directors of such Person.

“Wholly Owned Domestic Subsidiary” means any Wholly Owned Subsidiary that is a Domestic Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock of which (other than directors’ qualifying shares or shares required to be held by others in Foreign Subsidiaries) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.